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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                FirstEnergy Corp.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  No fee required.

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FIRSTENERGY'S PROPOSED MERGER WITH GPU, INC., ...
THE RIGHT CHOICE FOR ENHANCING THE VALUE OF YOUR INVESTMENT

Voting for the merger will create a larger, stronger and more competitive company

[Map depicting the service areas of FirstEnergy and GPU in the contiguous states of OH, PA and NJ.]

Your Board of Directors and Management team believe Voting for the merger will:

      -Increase FirstEnergy's financial strength through higher cash flow and earnings -- enhancing the value of your investment

      -Strengthen FirstEnergy's competitiveness through an alliance of companies with adjoining service areas and connected transmission systems

      -Double FirstEnergy's customer base, making us the sixth largest investor-owned electric system in the United States and giving us the scope, scale and size needed for continued success

      -Provide more resources and opportunities to successfully compete in unregulated businesses

      -Offer better career opportunities for more employees

      FirstEnergy shareholders can find more information on the merger at FirstEnergy's Internet site: www.firstenergycorp.com

Dear Fellow Shareholder:

A few days ago you received a copy of our joint proxy statement describing our proposed merger with GPU, Inc., headquartered in Morristown, New Jersey. This supplemental booklet summarizes why we believe the merger will enhance your investment in FirstEnergy by strengthening our competitive position in the energy marketplace. The merger, which we hope to complete during the first half of 2001, will create a stronger enterprise with greater resources for providing near-term and long-term value to shareholders, expanded products and services at more competitive prices to customers, and improved career opportunities for employees.

That's why your Board of Directors and management team strongly endorse and urge you to vote FOR the merger. If you haven't voted, please vote today by telephone, by Internet, or by completing and returning the enclosed proxy card. We need your vote to better position FirstEnergy to succeed as our industry continues to evolve. Approval of the merger requires a FOR vote from shareholders who own a majority of FirstEnergy's nearly 228 million shares of outstanding common stock. And, unfortunately, not voting will have the same effect as voting against the merger--so please be sure to vote. By voting FOR our merger, we can take advantage of an excellent opportunity to enhance the value of your investment in FirstEnergy and improve our opportunities for future success. If you have questions about the merger after reading the joint proxy statement and this booklet, please don't hesitate to call us toll-free at 1-800-631-8945. We would be pleased to provide you with more information on why the merger deserves your vote. Thank you in advance for your continued support.

                                        Sincerely,


                                        H. Peter Burg
                                        Chairman and Chief Executive Officer
                                        FirstEnergy Corp.
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Cash Flow and Earnings Growth

The merger is a key strategic step to increasing the value of your investment in FirstEnergy. It's a natural alliance of companies with adjoining service areas and transmission systems. We believe the merger gives us more opportunities to eliminate duplicate costs, and to maximize operational efficiency and flexibility to increase cash flow and earnings. We expect to maintain your current annual dividend of $1.50 per share of common stock before and after the merger.

REVENUES*
FirstEnergy $6.7 billion
GPU $5.4 billion **
Proforma Combined $12.1 billion

NET INCOME*
FirstEnergy $582 million
GPU $384 million**
Proforma Combined $857 million

CASH FLOW FROM OPERATIONS
FirstEnergy $1.6 billion
GPU $0.5 billion
Combined $2.1 billion

      * -Unless otherwise indicated, statistics included in this booklet come from the joint proxy statement and are for the 12-month period ended June 30, 2000.

      ** -See Note 4 in the joint proxy statement.

The New FirstEnergy at a Glance

o -Greater Prospects for Future Growth--creates the nation's sixth largest investor-owned electric system, based on 4.3 million customers served in a 37,200-square-mile service area in Ohio, Pennsylvania and New Jersey

o -Higher Electric Sales--116.1 billion kilowatt-hours annually

o -Additional Financial Resources--more than $12 billion in annual revenues

o -Increased Savings--approximately $150 million annually from new efficiencies from our shared operations

o -Expanded Strategic Market Location--within a 100-mile radius of one-quarter of the U.S. population

o -Larger Transmission Network--14,752 miles of transmission lines, 224 transmission substations, and 103 interconnections with 12 electric systems

o -Better Opportunities for Energy Sales--enhances our ability to compete in recently deregulated energy markets in Ohio, Pennsylvania, New Jersey and other eastern seaboard states

o -Larger Facilities Services Subsidiary--creates the nation's fourth largest mechanical and electrical contracting and construction company, with approximately $1 billion in annual sales
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o -Continued Support for Local Communities--a commitment to maintain these strong ties in the future

o -Increased Business Opportunities--produces larger service area market for electric generation, natural gas and telecommunications

Electric Customers Served
FirstEnergy 2.2 million
GPU 2.1 million*
Combined 4.3 million

* Does not include GPU's 2.7 million international customers

Transmission Miles
FirstEnergy 8,752
GPU 6,000
Combined 14,752

The Merger is a Good Value for Shareholders

The merger with GPU offers us a good opportunity to enhance the value of shareholder investments. Here are a few of the reasons why:

Improved Financial Performance

      o -Expected to be accretive to earnings per share and cash flow immediately upon completion

      o -Creates a larger enterprise with more resources, which should enhance near-term and long-term value of shareholders' total return on investment

Tax-Free

      o -The transaction will be tax-free for federal income tax purposes for FirstEnergy shareholders

FirstEnergy Leadership

      o -H. Peter Burg will remain chief executive officer of FirstEnergy

      o -After the merger, the Board of Directors will be made up of ten members from FirstEnergy's current Board and six members from GPU's Board

      o FirstEnergy's headquarters will remain in Akron, Ohio

Questions and Answers About the Merger

Q. WHAT AM I BEING ASKED TO VOTE ON?

A. -You are being asked to approve the proposed merger of FirstEnergy Corp. and GPU, Inc.

Q. WHY SHOULD I VOTE FOR THE MERGER?

A. -Our merger means you will have a stake in the nation's sixth largest investor-owned electric utility system. You will own a larger, more competitive company, with more resources to meet the challenges of a changing energy marketplace. We believe the merger will enhance the value of your investment in ways that otherwise would not be possible. Our two companies have adjoining service areas and connected transmission systems. Together, we believe we can increase revenues and cash flow, eliminate duplicate costs, and maximize efficiencies of both companies.

Q. WHAT IS THE POSITION OF FIRSTENERGY'S BOARD OF DIRECTORS?

A. -The Board of Directors unanimously approved the plan to merge and recommends that shareholders vote FOR the merger.

Q. WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. -We expect to maintain the annual dividend of $1.50 per share before and after the merger.
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Q. AS A REGISTERED SHAREHOLDER, WHAT DO I NEED TO DO NOW?

A. -Please vote your shares now. You can vote quickly by using a touch-tone telephone to call our toll-free number--1-888-457-2961--and enter the control number printed on your proxy card. Then, if you wish to vote as recommended by our Board, simply press the number "1" on your telephone. If you do not want to vote for the merger, you'll need to respond to a few simple prompts. You also can vote by Internet at www.proxyvoting.com/fe and respond to prompts after you enter your control number. If you elect not to vote by telephone or Internet, just mail your signed and dated proxy card in the enclosed envelope as soon as possible.

Q. MY SHARES ARE HELD IN MY BROKER'S NAME. WILL MY BROKER VOTE MY SHARES?

A. -Your broker will vote your shares only if you provide instructions on how to vote. We urge you to contact your broker if you do not receive instructions on how to direct your broker to vote your shares. It is important to remember that not voting will have the same effect as a vote against the merger.

Q. WHAT WILL HAPPEN IF I DON'T VOTE?

A. -If you do not vote, it is in effect a vote against the merger. Abstentions also are considered votes against the merger. To approve the merger, we must receive the affirmative votes of holders of a majority of the outstanding shares of FirstEnergy common stock, so your vote is very important.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. -We hope to complete the merger during the first half of 2001. In addition to shareholder approvals, we also must obtain a number of regulatory approvals, which we will try to accomplish as quickly as possible.

Q. WHAT WILL BE THE EXPECTED DIVIDEND PAYMENT DATES AFTER THE MERGER?

A. -We expect that the current FirstEnergy payment schedule will be maintained--March 1, June 1, September 1 and December 1.

Q. HOW DOES THE MERGER AFFECT THE NUMBER OF FIRSTENERGY SHARES I OWN?

A. -After completion of the merger, you will continue to hold the shares of common stock you owned immediately prior to the merger.

Q. WILL THE MERGER AFFECT TAXES OF FIRSTENERGY SHAREHOLDERS?

A. -The merger will not trigger any taxable event for FirstEnergy shareholders, unless you exercise dissenters' rights and request payment for the fair cash value of your shares as explained in the joint proxy statement you've received.

Q. WILL THE MERGER PRODUCE ANY SAVINGS?

A. -The companies expect cost savings from the merger to be approximately $150 million annually from combined non-generation operations and maintenance expenses. Savings are expected to come from the elimination of duplicate activities, improved operating efficiencies and the combination of the companies' work forces.


Your Board of Directors and Management Team urge you to vote FOR the merger today

REMEMBER, NOT VOTING, OR ABSTAINING, HAS THE SAME EFFECT AS a vote against the merger

Questions? CALL 1-800-631-8945 TO TALK TO A FIRSTENERGY
REPRESENTATIVE
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Note: This material contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc., are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the U.S. Securities and Exchange Commission (SEC), including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's joint proxy statement/prospectus dated October 19, 2000, as well as their most recent reports filed with the SEC which are incorporated by reference in the joint proxy statement/prospectus.

FirstEnergy Corp. o 76 South Main Street o Akron, Ohio 44308-1890